Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205269

May 3, 2018

FINAL TERM SHEET

Dated May 3, 2018

THE HERSHEY COMPANY

$350,000,000 2.900% NOTES DUE MAY 15, 2020

$350,000,000 3.100% NOTES DUE MAY 15, 2021

$500,000,000 3.375% NOTES DUE MAY 15, 2023

Name of Issuer:	The Hershey Company

Title of Securities:	2.900% Notes due May 15, 2020 (the “2020 Notes”)
3.100% Notes due May 15, 2021 (the “2021 Notes”)
3.375% Notes due May 15, 2023 (the “2023 Notes” and,
together with the 2020 Notes and the 2021 Notes, the “Notes”)

Aggregate Principal Amount:	2020 Notes: $350,000,000
2021 Notes: $350,000,000
2023 Notes: $500,000,000

Issue Price (Price to Public):	2020 Notes: 99.934% of principal amount
2021 Notes: 99.931% of principal amount
2023 Notes: 99.958% of principal amount

Maturity Date:	2020 Notes: May 15, 2020
2021 Notes: May 15, 2021
2023 Notes: May 15, 2023

Coupon (Interest Rate):	2020 Notes: 2.900%
2021 Notes: 3.100%
2023 Notes: 3.375%

Benchmark Treasury:	2020 Notes: UST 2.375% due April 30, 2020
2021 Notes: UST 2.375% due April 15, 2021
2023 Notes: UST 2.750% due April 30, 2023

Spread to Benchmark Treasury:	2020 Notes: T+45 basis points (0.450%)
2021 Notes: T+50 basis points (0.500%)
2023 Notes: T+60 basis points (0.600%)

Benchmark Treasury Price and Yield:	2020 Notes: 99-25 1⁄4; 2.484%
2021 Notes: 99-09+; 2.624%
2023 Notes: 99-27; 2.784%

Yield to Maturity:	2020 Notes: 2.934%
2021 Notes: 3.124%
2023 Notes: 3.384%

Interest Payment Dates:	May 15 and November 15 of each year, commencing on November 15, 2018

Interest Payment Record Dates:	May 1 and November 1 of each year, commencing on November 1, 2018

Redemption Provisions:	2020 Notes: We may redeem the 2020 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2020 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the “Make-Whole Amount,” (Treasury plus 10 basis points).

2021 Notes: We may redeem the 2021 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2021 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the “Make-Whole Amount,” (Treasury plus 10 basis points).

2023 Notes: Prior to April 15, 2023, we may redeem the 2023 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2023 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the “Make-Whole Amount,” (Treasury plus 10 basis points).

At any time on or after April 15, 2023, we may redeem the 2023 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer:	Offer to repurchase at 101% of principal amount plus accrued interest to repurchase date upon change of control resulting in a rating below investment grade by two ratings agencies.

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-205269

Net Proceeds to The Hershey Company (before expenses):	$1,195,992,500

Settlement Date:	T+5; May 10, 2018

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC

Senior Co-Manager:	J.P. Morgan Securities LLC
PNC Capital Markets LLC

Co-Managers:	CIBC World Markets Corp.
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.
Banco Bradesco BBI S.A.
Loop Capital Markets LLC

CUSIP:	2020 Notes: 427866 AY4
2021 Notes: 427866 BA5
2023 Notes: 427866 AZ1

ISIN:	2020 Notes: US427866AY40
2021 Notes: US427866BA54
2023 Notes: US427866AZ15

Ratings*:	A1 (Stable) / A (Negative) (Moody’s / S&P)

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-205269).

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or RBC Capital Markets, LLC toll free at (866) 375-6829.

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